Name of Registrant:
Templeton Developing Markets Trust

File No. 811-06378

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Board of Trustees of Templeton Developing Markets Trust (the "Trust"), on behalf of Developing Markets Trust (the "Fund"), a series of the Trust, called a Special Meeting of Shareholders of the Fund (the "Meeting"), and was held at the offices of Franklin Templeton Investments, One Franklin Parkway, San Mateo, California
94403-1906 on October 30, 2017 at 10:00 a.m., Pacific time.

During the Meeting, shareholders of the Fund voted on the following Proposals:

1. To elect a Board of Trustees of the Trust.
2. To approve the use of a "manager of managers" structure whereby the Fund's investment manager would be able to hire and replace subadvisers without shareholder approval.
3. To approve a new Subadvisory Agreement with Franklin Templeton Investment Management Limited.
4. To approve an amended fundamental investment restriction regarding investments in commodities.

The results of the voting at the Special Shareholder Meeting are as follows:

Proposal 1. The election of Board of Trustees for the Trust:


For % Voted For	% For of Outstanding Shares
Withhold % Voted Withhold % Withhold of Outstanding
Shares Harris J. Ashton	38,166,525 95.72% 49.43% 1,708,426 4.28% 2.21%
Ann Torre Bates	38,237,463 95.89% 49.52% 1,637,488 4.11% 2.12%
Mary C. Choksi	38,205,513 95.81% 49.48% 1,669,439 4.19% 2.16%
Edith E. Holiday 38,219,641 95.85% 49.50% 1,655,311 4.15% 2.14%
Gregory E. Johnson 38,238,066 95.89% 49.52% 1,636,885 4.11% 2.12%
Rupert H. Johnson, Jr.	38,153,709 95.68% 49.41% 1,721,243 4.32% 2.23%
J. Michael Luttig 38,112,646 95.58% 49.36% 1,762,305 4.42% 2.28%
David W. Niemiec 38,214,856 95.84% 49.49% 1,660,096 4.16% 2.15%
Larry D. Thompson 38,195,256 95.79% 49.47% 1,679,695 4.21% 2.18%
Constantine D. Tsretopoulos 38,210,385 95.83% 49.48% 1,664,567 4.17% 2.16%
Robert E. Wade 38,226,205 95.87% 49.51%	1,648,747 4.13%	2.14%


Proposal 2. To approve the use of a "manager of managers" structure.



For % Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker
Non-Vote	% Broker Non-Vote Passed (Y or N)
26,383,896 66.17% 34.17% 1,639,462 4.11% 1,102,875 2.77% 10,748,717 26.96% Y

Proposal 3. To approve a new Subadvisory Agreement with
Franklin Templeton Investment Management Limited.



For % Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker
Non-Vote % Broker Non-Vote Passed (Y or N)
26,995,505 67.70% 34.96% 992,015 2.49%	1,138,714 2.86%	10,748,717 26.96% Y

Proposal 4. To approve an amended fundamental investment restriction regarding investments in commodities.


For % Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker
Non-Vote	% Broker Non-Vote Passed (Y or N)
26,646,854 66.83% 34.51% 1,281,617 3.21% 1,197,765 3.00% 10,748,717 26.96% Y